Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the Second Quarter of $1.1 Million or $0.36
per Share and Declaration of Cash Dividend

MOUNTLAKE TERRACE, WA –July 25, 2013 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”) today reported 2013 second quarter net income of $1.1 million, or $0.36 per diluted share, compared to $621,000 for the same period last year. The second quarter of 2012 was prior to the completion of the Company’s initial public offering on July 9, 2012 with the issuance of 3,240,125 shares of its common stock, which generated gross proceeds of $32.4 million; therefore, the comparative operating results before that date are for the Bank only.

“The second quarter reflects strong results in our home lending, consumer lending, and commercial lending teams funded by growth in relationship deposits including the opening of our newest deposit branch on Capitol Hill.  I am pleased to announce that our Board of Directors approved our second quarterly cash dividend of $0.05 per share” stated Joe Adams, CEO of FS Bancorp. The dividend will be paid on August 30, 2013, to shareholders of record as of August 15, 2013.  The payment of dividends represents the Company’s commitment to provide an annual cash return on investment to our shareholders while increasing long-term shareholder value.

Management continues to build the balance sheet based upon a target asset mix.  Initiatives include the sale of long-term fixed residential loans, commercial real estate loans, and consumer loans.  As of June 30, 2013, the Company held $9.9 million in residential loans held for sale, $2.7 million of consumer loans held for sale, and $529,000 of commercial real estate loans held for sale.  “We are pleased with the balanced growth in the second quarter of 2013 and will continue to manage the balance sheet to diversify our revenue channels.” stated the Company’s Chief Financial Officer, Matthew Mullet.

 2013 Second Quarter Highlights

•	Total assets increased to $378.9 million at June 30, 2013, compared to $371.6 million at March 31, 2013 and $340.9 million at June 30, 2012;
•	Net income decreased to $1.1 million in the second quarter compared to $1.2 million in the first quarter of 2013, and increased from $621,000 for the comparable quarter one year ago;
•	Earnings per diluted share were $0.36 for the second quarter of 2013 compared to $0.41 for the preceding quarter;
•	Net interest margin increased to 5.47% in the second quarter compared to 5.45% for the preceding quarter and from 5.39% for the comparable quarter one year ago;
•	The ratio of non-performing assets to total assets improved year over year to 1.1% at June 30, 2013 compared to 1.4% at June 30, 2012 and increased slightly from 1.0% at March 31, 2013; and
•
Capital levels at the Bank for Total Risk-Based Capital of 16.9% increased in the second quarter from 16.0% in the first quarter of 2013 and Tier 1 Leverage Capital Ratio of 13.1% slightly decreased from 13.2% in the first quarter of 2013.

Balance Sheet and Credit Quality

Total assets increased to $378.9 million at June 30, 2013 compared to $371.6 million at March 31, 2013 and $340.9 million at June 30, 2012.  The increase in total assets from March 31, 2013 was primarily due to increases in net loans receivable of $3.9 million, other assets of $1.7 million and securities available-for-sale of $1.0 million.  The

FS Bancorp Q2 Earnings
July 25, 2013

increase in assets from June 30, 2012 was primarily due to increases in net loans receivable of $35.2 million, loans held for sale of $9.1 million, securities available-for-sale of $6.3 million and premises and equipment of $2.4 million partially offset by a $16.8 million decrease in cash and interest-bearing deposits.

Net loans receivable increased $3.9 million to $280.4 million at June 30, 2013 from $276.5 million as of March 31, 2013 and increased $35.2 million from $245.2 million at June 30, 2012.  Total real estate loans increased $7.1 million during the quarter due to increased growth in residential construction and development, one-to-four-family and multi-family loans.  Consumer loans increased $3.9 million to $117.9 million as of June 30, 2013 compared to $114.0 million as of March 31, 2013 and $114.7 million June 30, 2012.  The $7.1 million decrease in commercial business loans during the quarter included the planned runoff of two larger participations in the Shared National Credit Program totaling $5.7 million.

LOAN PORTFOLIO
(Dollars in thousands)
	June 30, 2013		March 31, 2013		June 30, 2012
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$34,762	12.2%	$36,282	12.9%	$30,829	12.4%
Construction and development	43,177	15.1	39,074	13.9	18,539	7.4
Home equity	15,356	5.4	15,627	5.5	14,949	6.0
One-to-four-family (held for sale excluded)	16,366	5.7	13,465	4.7	11,560	4.6
Multi-family	4,145	1.4	2,247	0.8	1,854	0.8
Total real estate loans	113,806	39.8	106,695	37.8	77,731	31.2

CONSUMER LOANS
Indirect home improvement	94,058	32.9	91,369	32.4	80,568	32.3
Recreational	20,520	7.2	18,750	6.7	28,065	11.3
Automobile	1,485	0.5	1,910	0.7	3,765	1.5
Home improvement	558	0.2	585	0.2	750	0.3
Other	1,309	0.5	1,338	0.5	1,504	0.6
Total consumer loans	117,930	41.3	113,952	40.5	114,652	46.0

COMMERCIAL BUSINESS LOANS	53,966	18.9	61,061	21.7	56,952	22.8
Total loans	285,702	100.0%	281,708	100.0%	249,335	100.0%

Allowance for loan losses	(5,276)		(5,044)		(4,332)
Deferred cost, fees, and discounts, net	(15)		(163)		199
Total loans receivable, net	$280,411		$276,501		$245,202

One-to-four-family originations of loans held for sale increased 53.9% to $80.5 million during the quarter ended June 30, 2013 compared to $52.3 million for the preceding quarter with increases in purchase financing supplementing refinance closings.  The percentage of one-to-four family mortgage loan originations related to the purchase was 55.3% purchase volume (44.7% refinance activity) for the second quarter of 2013 compared to 45.8% purchase volume (54.2% refinance activity) for the first quarter of 2013.  Loans held for sale decreased $7.1 million to $13.1 million at June 30, 2013 from $20.2 million at March 31, 2013 and $4.1 million at June 30, 2012.  Management reduced the number of loans held for sale at quarter end due to the volatility in mortgage rates.  The Company continues to expand its home lending operations and to sell one-to-four-family mortgage loans into the secondary market for asset/liability management purposes and to generate noninterest income.  During the quarter ended June 30, 2013, the Company sold $89.9 million of one-to-four-family mortgage loans compared to $41.2 million for the preceding quarter and $24.0 million for the same quarter one year ago.  The Company also held $2.7

FS Bancorp Q2 Earnings
July 25, 2013

million in consumer loans and $529,000 in commercial real estate loans expected to be sold during the third quarter that are included in held for sale balances.

The allowance for loan losses at June 30, 2013 was $5.3 million, or 1.9% of gross loans receivable, compared to $5.0 million or 1.8% of gross loans receivable as of March 31, 2013 and $4.3 million, or 1.7% of gross loans receivable at June 30, 2012.  Non-performing loans, consisting of non-accrual loans, increased to $2.3 million at June 30, 2013 from $1.8 million at March 31, 2013 and $1.7 million at June 30, 2012 due to one commercial real estate loan of $684,000 moving to non-accrual status. Other real estate owned (“OREO”) totaled $1.8 million at June 30, 2013, compared to $2.0 million at March 31, 2013 and $3.0 million at June 30, 2012.  The $151,000 or 7.7% reduction in OREO quarter over quarter reflects the sale of $70,000 in OREO properties and write-downs to fair value of $117,000 during the quarter.  At June 30, 2013, the Company also had $3.2 million in restructured loans of which $2.4 million were performing in accordance with their modified payment terms and $807,000 were on non-accrual status.

Total deposits increased $7.1 million or 2.4% to $300.9 million at June 30, 2013, from $293.8 million at March 31, 2013, and decreased from $307.4 million at June 30, 2012.  Transaction accounts (noninterest and interest-bearing checking accounts) increased to $60.4 million as of June 30, 2013 from $59.1 million at March 31, 2013 and $46.5 million at June 30, 2012.  Management extended the deposit duration of time deposits with additional five year term brokered deposits in the second quarter which increased to $16.9 million as of June 30, 2013 from $13.9 million as of March 31, 2013.

DEPOSIT BREAKDOWN (Dollars in thousands)
	June 30, 2013		March 31, 2013		June 30, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
Interest-bearing checking	$23,288	7.8%	$22,579	7.7%	$20,650	6.7%
Noninterest-bearing checking	37,105	12.3	36,500	12.4	25,811	8.4
Savings	14,744	4.9	12,254	4.2	53,268	17.3
Money market	117,706	39.1	117,482	40.0	103,733	33.7
Certificates of deposits of less than $100,000	41,806	13.9	39,358	13.4	41,651	13.6
Certificates of deposits of $100,000 through $250,000	43,286	14.4	43,683	14.9	38,417	12.5
Certificates of deposits of more than $250,000	22,978	7.6	21,925	7.4	23,840	7.8
Total	$300,913	100%	$293,781	100%	$307,370	100%

Total stockholders’ equity increased $138,000 to $61.1 million at June 30, 2013 from $60.9 million at March 31, 2013.  The increase in stockholders’ equity was predominantly a result of net income of $1.1 million partially offset by a decline in accumulated other comprehensive income of $920,000, which includes the unrealized loss on securities available-for-sale, net of tax, and dividends paid of $150,000.  Bond prices in the second quarter of 2013 declined in value which is reflected in the unrealized loss associated with securities available-for-sale. Book value per common share was $20.23 as of June 30, 2013 compared to $20.22 from the previous quarter.

The Bank is well capitalized with a Total Risk-Based Capital ratio of 16.9% and a Tier 1 Leverage Capital ratio of 13.1% at June 30, 2013.  The Company’s Total Risk-Based Capital and Tier 1 Leverage Capital ratios were 20.7% and 16.3%, respectively, as of June 30, 2013.

Operating Results

Net interest income before the provision for loan losses increased $1.0 million, or 26.5%, to $4.9 million for the three months ended June 30, 2013, from $3.9 million for the three months ended June 30, 2012.   Net interest

FS Bancorp Q2 Earnings
July 25, 2013

income before the provision for loan losses increased $2.1 million, or 27.1%, to $9.6 million for the six months ended June 30, 2013, from $7.5 million for the six months ended June 30, 2012.

The net interest margin increased four basis points to 5.46% for the six months ended June 30, 2013, from 5.42% for the same period of the prior year. The increase was primarily due to a shift in assets during the period from lower yielding cash and cash equivalents into higher yielding loans and investment securities, coupled with a 26 basis point decline in the cost of funds to 0.76% for the six months ended June 30, 2013 from 1.02% for the same period in the prior year.  The Company’s cost of funds declined primarily as a result of increases in the transaction accounts and lower money market and interest bearing checking deposit rates paid during the quarter.

The provision for loan losses was $600,000 for the three months ended June 30, 2013, compared to $550,000 for the three months ended June 30, 2012.  The $50,000 increase in the provision primarily related to higher loan balances and an increase in the origination of construction and development and consumer loans.  The provision for loan losses was $1.2 million for the six months ended June 30, 2013, compared to $1.1 million for the six months ended June 30, 2012.  Non-performing loans were $2.3 million, or 0.8% of total loans at June 30, 2013, compared to $1.7 million, or 0.7% of total loans, at June 30, 2012.  During the three months ended June 30, 2013, net charge-offs totaled $368,000 compared to $418,000 during the three months ended June 30, 2012.

Noninterest income increased $1.8 million, or 161.2%, to $2.9 million for the three months ended June 30, 2013, from $1.1 million for the three months ended June 30, 2012.  The increase during the period was primarily due to $1.8 million in gains associated with the sale of mortgage loans in the secondary market as part of the Company’s home lending initiative.  Noninterest income increased $3.4 million, or 181.5%, to $5.2 million for the six months ended June 30, 2013, from $1.8 million for the six months ended June 30, 2012 as the gain on sale of loans increased $3.2 million during this period.

Noninterest expense increased $1.8 million, or 45.8%, to $5.6 million for the three months ended June 30, 2013, from $3.8 million for the three months ended June 30, 2012.  Changes in noninterest expense included a $1.3 million, or 68.2%, increase in salaries and benefit costs primarily as a result of variable commission based expenses of $950,000 related to increases in loan volume and ESOP expense of $122,000, a $167,000, or 100.6% increase in professional and board fees associated with public company reporting obligations, a $147,000, or 74.2% increase in loan costs associated with increased lending activities, and a $135,000, or 21.6% increase in operations cost associated with our expanded lending platform.  Noninterest expense increased $2.7 million, or 35.7%, to $10.1 million for the six months ended June 30, 2013, from $7.4 million for the six months ended June 30, 2012 for essentially the same reasons except that this period also included a $451,000 reduction in write downs to fair value of OREO, reflecting the stabilization of real estate values in our market area.

About FS Bancorp

FS Bancorp, a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominately small and middle-market businesses and individuals in western Washington through its seven branches in suburban communities in the greater Puget Sound area.

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: general economic conditions, either nationally or in our market area, that are worse than expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and

FS Bancorp Q2 Earnings
July 25, 2013

commercial real estate markets; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area; increases in premiums for deposit insurance; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to attract and retain deposits; our ability to control operating costs and expenses; changes in consumer spending, borrowing and savings habits; our ability to successfully manage our growth; legislative or regulatory changes that adversely affect our business or increase capital requirements, including changes related to Basel III; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations, changes in regulation policies and principles, or the interpretation of regulatory capital or other rules, including as a result of Basel III; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; costs and effects of litigation, including settlements and judgments and inability of key third-party vendors to perform their obligations to us, other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services and other risks described  in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

FS Bancorp Q2 Earnings
July 25, 2013

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	June 30,	March 31,	June 30,
	2013	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$2,296	$1,354	$3,085
Interest-bearing deposits at other financial institutions	14,117	7,552	30,151
Securities available-for-sale, at fair value	44,186	43,158	37,864
Federal Home Loan Bank stock, at cost	1,733	1,749	1,797
Loans held for sale	13,146	20,160	4,094
Loans receivable, net	280,411	276,501	245,202
Accrued interest receivable	1,292	1,328	1,129
Premises and equipment, net	13,525	13,024	11,154
Other real estate owned (“OREO”)	1,805	1,956	2,950
Deferred tax asset	1,349	1,472	--
Other assets	5,002	3,317	3,485
TOTAL ASSETS	$378,862	$371,571	$340,911

LIABILITIES
Deposits
Interest-bearing accounts	$263,808	$257,281	$281,559
Noninterest-bearing accounts	37,105	36,500	25,811
Total deposits	300,913	293,781	307,370
Borrowings	13,664	13,659	4,100
Other liabilities	3,206	3,190	1,539
Total liabilities	317,783	310,630	313,009
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; None issued or outstanding	--	--	--
Common stock, $.01 par value; 45,000,000 shares authorized; 3,240,125 shares issued and outstanding at June 30, 2013, and March 31, 2013, respectively and 0 shares at June 30, 2012	32	32	--
Additional paid-in capital	29,979	29,923	--
Retained earnings	33,917	32,981	27,349
Accumulated other comprehensive income (loss)	(609)	311	553
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(2,240)	(2,306)	--
Total stockholders’ equity	61,079	60,941	27,902
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$378,862	$371,571	$340,911

FS Bancorp Q2 Earnings
July 25, 2013

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans receivable	$5,233	$4,341	$10,171	$8,475
Interest and dividends on investment securities, and cash and cash equivalents	203	163	440	328
Total interest income	5,436	4,504	10,611	8,803
INTEREST EXPENSE
Deposits	464	569	936	1,172
Borrowings	48	44	87	90
Total interest expense	512	613	1,023	1,262
NET INTEREST INCOME	4,924	3,891	9,588	7,541
PROVISION FOR LOAN LOSSES	600	550	1,200	1,065
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,324	3,341	8,388	6,476
NONINTEREST INCOME
Service charges and fee income	494	505	948	995
Gain on sale of loans	2,228	445	3,779	551
Gain on sale of investment securities	96	94	264	106
Other noninterest income	113	78	203	193
Total noninterest income	2,931	1,122	5,194	1,845
NONINTEREST EXPENSE
Salaries and benefits	3,135	1,864	5,612	3,561
Operations	759	624	1,517	1,131
Occupancy	385	314	702	603
Data processing	266	275	532	508
OREO fair value write-downs, net of loss on sales	117	216	195	646
OREO expenses	16	64	38	98
Loan costs	345	198	645	337
Professional and board fees	333	166	563	303
FDIC insurance	67	56	123	119
Marketing and advertising	158	67	243	120
Impairment (recovery) on mortgage servicing rights	22	(2)	(100)	(3)
Total noninterest expense	5,603	3,842	10,070	7,423
INCOME BEFORE PROVISION FOR INCOME TAX	1,652	621	3,512	898
PROVISION FOR INCOME TAX	566	--	1,191	--
NET INCOME	$1,086	$621	$2,321	$898
Basic earnings per share	$0.36	n/a(1)	$0.77	n/a(1)
Diluted earnings per share	$0.36	n/a(1)	$0.77	n/a(1)
____________
(1)  Earnings per share calculations are not available (n/a) as the Company completed its stock conversion and became a public company on July 9, 2012.

FS Bancorp Q2 Earnings
July 25, 2013

KEY FINANCIAL RATIOS AND DATA	At or For the Three Months Ended
(Dollars in thousands, except per share data) (Unaudited)	June 30,	March 31,	June 30,
	2013	2013	2012

PERFORMANCE RATIOS:
Return on average assets (ratio of net income to average total assets) (2)	1.15%	1.37%	0.81%
Return on average equity (ratio of net income to average equity) (2)	7.17	8.29	8.91
Yield on average interest-earning assets	6.04	6.04	6.21
Rate paid on average interest-bearing liabilities	0.75	0.77	0.97
Interest rate spread information:
Average during period	5.29	5.27	5.24
Net interest margin (2)	5.47	5.45	5.39
Operating expense to average total assets (2)	5.94	4.94	5.00
Average interest-earning assets to average interest-bearing liabilities	131.15	129.43	114.34
Efficiency ratio (3)	71.33	64.49	76.64

	At or For the Six Months Ended
	June 30,	June 30,
	2013	2012

PERFORMANCE RATIOS:
Return on average assets (ratio of net income to average total assets) (2)	1.26%	0.60%
Return on average equity (ratio of net income to average equity) (2)	7.72	6.50
Yield on average interest-earning assets	6.04	6.26
Rate paid on average interest-bearing liabilities	0.76	1.02
Interest rate spread information:
Average during period	5.28	5.23
Net interest margin (2)	5.46	5.42
Operating expense to average total assets (2)	5.45	4.97
Average interest-earning assets to average interest-bearing liabilities	130.31	113.94
Efficiency ratio (3)	68.12	79.09

	June 30,	March 31,	June 30,
	2013	2013	2012
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (4)	1.10%	1.02%	1.38%
Non-performing loans to total gross loans (5)	0.80	0.63	0.70
Allowance for loan losses to non-performing loans (5)	229.99	284.49	249.25
Allowance for loan losses to gross loans receivable	1.85	1.79	1.74

CAPITAL RATIOS, BANK ONLY:
Tier 1 Leverage Capital	13.11%	13.19%	8.88%
Tier 1 Risk-Based Capital	15.66	14.79	10.02
Total Risk-Based Capital	16.91	16.04	11.27

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 Leverage Capital	16.31%	16.50%	n/a
Total Risk-Based Capital	20.74	19.76	n/a

BOOK VALUE:
Book value per common share	$20.23 (6)	$20.22 (7)	n/a (1)

FS Bancorp Q2 Earnings
July 25, 2013

_______________________________________________

(1)	Per share calculations are not available (n/a) as the Company completed its stock conversion and became a public company on July 9, 2012.
(2)	Annualized.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Non-performing loans consists of non-accruing loans and accruing loans more than 90 days past due.
(6)	Book value per common share was calculated using all shares outstanding of 3,240,125 at June 30, 2013, less unallocated ESOP shares of 220,329.
(7)	Book value per common share was calculated using all shares outstanding of 3,240,125 at March 31, 2013, less unallocated ESOP shares of 226,809.